Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES RETIREMENT OF CHAIRMAN NORMAN H. POND

SANTA CLARA, Calif. — August 21, 2017 – Intevac, Inc. (Nasdaq: IVAC), a leading supplier of thin-film processing systems and digital night-vision technologies, today announced that Norman H. Pond, Founder and Chairman of the Board, has informed the Company that he is retiring as Chairman and as a member of the Board of Directors, effective August 16, 2017. Mr. Pond, 78, has served as Chairman of the Board since Intevac’s founding in 1991, and as Chief Executive Officer from 1991 until 2000, September 2001 until January 2002, and November 2012 until July 2013.

Norm Pond founded Intevac in 1991 as a spin-out from Varian Associates. Prior to founding Intevac, Mr. Pond served as the President of Varian Associates and previously was a Group Executive at Teledyne. Mr. Pond previously served on the boards of Varian Associates and Ebara Technology. Mr. Pond holds a BS in physics from the Missouri Institute of Science and Technology and an MS in physics from the University of California at Los Angeles. He is the author of The Tube Guys (2008), the first book on the history of microwave tubes and how their impact has been essential to our nation’s defense.

David S. Dury will succeed Mr. Pond as Chairman of the Board of Directors. Mr. Dury is the former chief financial officer of Aspect Development and co-founder of Mentor Capital Group, and joined the Company’s Board of Directors in 2002. Mr. Dury stated, “Norm Pond is a visionary technologist, a pioneer of magnetic media sputtering systems that produce the majority of hard drive disks sold today, as well as digital night-vision technologies that have become the de facto standard for digital night vision for the U.S. military and foreign nations. His experience and wisdom have been tremendous assets to the Company. While his contributions will be missed on our Board, we all wish him the very best in his much-deserved retirement.”

Mr. Pond stated, “I want Wendell and all of the employees of Intevac to know that I am extremely proud of what they have accomplished in building two world-class, market-leading businesses, and I know the Company has a very bright future ahead.”

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.